NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (August 9, 2011) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended June 30, 2011, of $4,389,000 or $0.56 per share. This compares to a net loss of $24,507,000 or $(3.11) per share for the quarter ended March 31, 2011, and compares to a net loss of $460,000 or $(0.06) per share for the quarter ended June 30, 2010.

     The net loss for the nine months ended June 30, 2011, was $23,153,000 or $(2.94) per share, compared to net income of $4,088,000 or $0.52 per share for the nine months ended June 30, 2010.

     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Nine months ended
                                        -------------------------------------  -----------------------
                                          6/30/11       3/31/11      6/30/10     6/30/11      6/30/10
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   13,176       12,695       13,930       38,911       40,854
Provision for loan losses                      68       38,800       11,500       49,394       25,500
Non-interest income                         6,385       (1,753)      11,522       13,718       31,036
Non-interest expense                       12,356       11,991       14,909       40,882       40,886
Income tax expense (benefit)                2,748      (15,342)        (497)     (14,494)       1,416
                                           -------      -------      -------      -------     -------
   Net income (loss)                   $    4,389      (24,507)        (460)     (23,153)       4,088
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,256,998    1,266,295    1,415,928    1,256,998   1,415,928
Total loans and mortgage-backed
  and related securities                 1,074,187    1,057,976    1,288,968    1,074,187   1,288,968
Customer and brokered deposit
  accounts                                 881,987      876,585      859,461      881,987     859,461
Stockholders' equity                       144,575      140,298      165,321      144,575     165,321


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     18.38        17.83        21.01        18.38       21.01
Earnings (loss) per share                     0.56        (3.11)       (0.06)       (2.94)       0.52
Cash dividends paid per share                 0.00         0.00         0.00         0.00        0.45


Return on assets (annualized net income
  divided by total average assets)           1.39%      (7.55)%      (0.13)%      (2.29)%      0.37%

Return on equity (annualized net income
  divided by average stockholders' equity)  12.33%     (64.27)%      (1.11)%     (19.77)%      3.29%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614    7,867,614   7,867,614

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